Exhibit 3.160

CERTIFICATE OF LIMITED PARTNERSHIP

OF

RANDALL’S FOOD & DRUGS LP

This Certificate of Limited Partnership of Randall’s Food & Drugs LP is being executed by the undersigned for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act.

1. The name of the limited partnership is Randall’s Food & Drugs LP.

2. The address of the registered office of the limited partnership in Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The limited partnership’s registered agent at that address is Corporation Service Company.

3. The name and address of the general partner is:

Randall’s General Partner LLC

3663 Briarpark Drive

Houston, TX 77042

IN WITNESS WHEREOF, the undersigned, being the sole general partner of the limited partnership, has caused this Certificate of Limited Partnership to be duly executed as of the 2nd day of May, 2001.

Randall’s Food & Drugs LP
By:	Randall’s General Partner LLC
Its:	General Partner

By: Its:	Randall’s Holdings, Inc. Managing Member

By:	/s/ Meredith S. Parry
Its:	Meredith S. Parry Secretary and Vice President